AMENDMENT TO CUSTODIAN AGREEMENT

This Amendment, dated as of the 15th day of September, 2008, made by and between Matthews International Funds (the “Trust”) and Brown Brothers Harriman & Co. (“BBH & Co.,” and together with the Trust, the “Parties”).

Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Custodian Agreement, dated as of July 20, 2007, by and between the Trust and BBH & Co. (the “Agreement”).

WITNESSETH THAT:

WHEREAS, the Parties originally entered into the Agreement, wherein BBH & Co. agreed to provide certain services to the Trust; and

WHEREAS, the Parties wish to amend the Agreement to provide for the addition of a separate series of share.
NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the Parties hereto, intending to be legally bound, do hereby agree as follows:

1.	The addition of the Matthews Asia Small Companies Fund as set forth on the attached amended Appendix A.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement consisting of one typewritten page, together with the amended Appendix A, to be signed by their duly authorized officers as of the day and year first above written.

MATTHEWS INTERNATIONAL FUNDS		BROWN BROTHERS HARRIMAN & CO.

By	/s/ William J. Guilfoyle	By	/s/ Jonathan A. Vickery
Name:	William J. Guilfoyle	Name:	Jonathan A. Vickery
Title:	President	Title:	Senior Vice President
Date:	September 15, 2008	Date:	September 15, 2008

Appendix A

Funds

Matthews Asia Pacific Fund
Matthews Asia Pacific Equity Income Fund
Matthews Pacific Tiger Fund
Matthews Asian Growth and Income Fund
Matthews Asian Technology Fund
Matthews China Fund
Matthews India Fund
Matthews Japan Fund
Matthews Korea Fund
Matthews Asia Small Companies Fund